TOWERSTREAM CORPORATION ADOPTS SHAREHOLDER
RIGHTS PLAN

MIDDLETOWN, R.I., November 10, 2010 — Towerstream (Nasdaq:TWER), a leading 4G service provider, announced today that pursuant to its shareholder rights plan the Company has issued one preferred share purchase right for each of the Company's common stock held by shareholders of record as of the close of business on November 24, 2010.  Each Right will entitle the holder to purchase one one-hundredth of a share of Series A Preferred Stock that will be established by the Company, at an exercise price of $18.00. The preferred shares will be structured so that the value of one one-hundredth of a preferred share will approximate the value of one share of the Company's common stock.

The Company stated that the purpose of the plan is to protect the long-term value of the Company for its shareholders and to protect shareholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price.  The plan is designed to give the Company's Board of Directors sufficient time to study and respond to an unsolicited takeover attempt.  Adoption of the plan was unanimously approved by the Company’s directors and was not in response to any specific attempt to acquire the Company or its shares, and the Company is not aware of any current efforts to do so.

The terms of the Rights Agreement provide for the Company’s shareholders of record at the close of business on November 24, 2010 to receive one right for each outstanding common share held.  In general, the rights will become exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer or exchange offer for 15% or more of the Company’s common stock.

Depending on the circumstances, the effect of the exercise of rights will vary.  When the rights initially become exercisable, as described above, each holder of a Right will be allowed to purchase one one-hundredth of a share of a newly created series of the Company’s preferred shares at an exercise price of $18.00.  However, if a person acquires 15% or more of the Company’s common stock in a transaction that was not approved by the Board of Directors, each right would instead entitle the holder (other than such an acquiring person) to purchase common stock at 50% of the market price of the Company’s common stock at that time.

The rights will expire on November 8, 2020.  The Company may redeem the rights for $0.001 each at any time until the tenth business day following public announcement that a person or group has acquired 15% or more of its outstanding common stock.

A summary of the Rights Agreement will be included in a Current Report on Form 8-K to be filed by Towerstream Corporation with the Securities and Exchange Commission.

About Towerstream Corporation

Towerstream is a leading 4G service provider in the U.S., delivering high-speed wireless Internet access to businesses. Founded in 2000, the Company has established networks in 11 markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Nashville, and the greater Providence area where the Company is based. For more information, visit our website at www.towerstream.com or follow us on Twitter @Towerstream.

The Towerstream Corporation logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=6570.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

INVESTOR CONTACT:
Seth Potter
ICR Inc.
646-277-1230
Seth.Potter@icrinc.com

MEDIA CONTACT:
Matt Calderone
LaunchSquad Public Relations
212-564-3665
towerstream@launchsquad.com